EXHIBIT 99.1

Investor Contact: Anthony V. Cosentino   419-785-3663

Rurban Financial Corp. Receives NASDAQ Deficiency Letter

DEFIANCE, OH – August 30, 2010 – Rurban Financial Corp. (NASDAQ: RBNF) (“Rurban”), a diversified financial services company providing full-service community banking, wealth management, and data/item processing services, today announced that, on August 24, 2010, it received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market stating that, due to Rurban’s inability to timely file with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, Rurban was no longer in compliance with NASDAQ Listing Rule 5250(c)(1).  Issuance of such a deficiency letter is standard NASDAQ procedure when a listed company fails to timely file any of its periodic reports.

The deficiency letter indicated that Rurban has 60 calendar days, or until October 25, 2010, to submit a plan to NASDAQ to regain compliance with NASDAQ Listing Rule 5250(c)(1).  If the plan submitted by Rurban is accepted, NASDAQ can grant Rurban an exception of up to 180 calendar days from the Form 10-Q’s due date, or until February 21, 2011, to regain compliance.

On August 16, 2010, Rurban filed with the Securities and Exchange Commission a Form 12b-25, Notification of Late Filing, which stated that Rurban was unable to complete and file its Form 10-Q within the time period prescribed by Securities and Exchange Commission rules.  Rurban stated in the Form 12b-25 that, as a result of the conversion of the data processing of its banking subsidiary, The State Bank and Trust Company, from the Single Source™ system back to State Bank’s previous data processing system, Rurban and its registered public accounting firm required additional time to perform necessary reconciliations and related reviews with respect to Rurban’s condensed consolidated financial statements for the quarterly period ended June 30, 2010.

Rurban continues to work with its registered public accounting firm to perform necessary reconciliations and related reviews with respect to its June 30, 2010 financial statements, and Rurban intends to file its Form 10-Q with the Securities and Exchange Commission as soon as this process is completed.

About Rurban Financial Corp.

Based in Defiance, Ohio, Rurban Financial Corp. is a financial services holding company with two wholly-owned subsidiaries: The State Bank and Trust Company (State Bank) and RDSI Banking Systems (RDSI). State Bank operates through 18 banking centers in seven Ohio counties, one banking center in Indiana and a loan production office in Franklin County, Ohio.  State Bank offers a full-range of financial services for consumers and small businesses, including trust services, mortgage banking, commercial and agricultural lending.  RDSI provides data and item processing services to community banks located primarily in the Midwest.  Rurban’s common stock is listed on the NASDAQ Global Market under the symbol RBNF.

401 Clinton Street |  P. O. Box 467  |  Defiance, OH 43512  |  P 419.783.8950  |  F 419.782.6405  |  www.rurbanfinancial.net